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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

The information below is provided, as of December 31, 2003 with respect to the subsidiaries of the Registrant, all of which are wholly owned by the Corporation, directly or indirectly. The names of certain inactive subsidiaries and other consolidated subsidiaries of the Registrant have been omitted because such subsidiaries would not constitute a significant subsidiary, individually or in the aggregate.

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                                                             Organized Under the
Name                                                               Laws of
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
Curtiss-Wright Flow Control Corporation                            New York
Curtiss-Wright Controls, Inc.                                      Delaware
Metal Improvement Company, Inc.                                    Delaware
Curtiss-Wright Electro-Mechanical Corporation                      Delaware
Penny & Giles Controls Limited                                     England
Curtiss-Wright Antriebstechnik GmbH                              Switzerland
Vista Controls, Inc.                                              California
Autronics Corporation                                              Delaware
Curtiss-Wright Flow Control Company Canada                       Nova Scotia
Peerless Instrument Co., Inc.                                      New York
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